FIRST AMENDMENT TO THE
OPERATING EXPENSES LIMITATION AGREEMENT

THIS FIRST AMENDMENT dated as of the 28th day of September, 2015, to the Operating Expenses Limitation Agreement, dated as of December 1, 2014, (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Advantus Capital Management, Inc., a Minnesota corporation (“Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to incorporate newly created series of the Trust; and

WHEREAS, the Agreement allows for amendment of Appendix A.

NOW, THEREFORE, the parties agree to amend and restate Appendix A as attached hereto to add the Advantus Dynamic Managed Volatility Fund and Advantus Managed Volatility Equity Fund, each a new series of Managed Portfolio Series.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES:

By:	/s/ James R. Arnold
James R. Arnold
President and Principal Executive Officer

ADVANTUS CAPITAL MANAGEMENT, INC.:

By:	/s/ Gary Kleist
Gary Kleist
Financial Vice President

Appendix A

Series of Managed Portfolio Series	Operating Expense Limit	Termination Date

Advantus Short Duration Bond Fund		December 31, 2016
Institutional Class	0.45% of average daily net assets
Investor Class	0.70% of average daily net assets

Advantus Strategic Dividend Income Fund		December 31, 2016
Institutional Class	0.95% of average daily net assets
Class A	1.20% of average daily net assets

Advantus Dynamic Managed Volatility Fund		December 31, 2016
Institutional Class	0.55% of average daily net assets
Class A	0.80% of average daily net assets

Advantus Managed Volatility Equity Fund		December 31, 2016
Institutional Class	0.55% of average daily net assets
Class A	0.80% of average daily net assets